The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until the pricing supplement, the accompanying product supplement and the accompanying prospectus (collectively, the “Offering Documents”) are delivered in final form. The Offering Documents are not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

January 2021

Preliminary Pricing Supplement dated January 27, 2021

Registration Statement No. 333-225551

Filed pursuant to Rule 424(b)(2)

(To Prospectus dated October 31, 2018 and Product Supplement dated November 6, 2020)

Structured Investments

Opportunities in International Equities

$•Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due February 1, 2022

Based on the Performance of the American depositary receipts of Bilibili Inc.

Principal at Risk Securities

Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage (the “securities”) offer the opportunity for investors to earn a contingent payment with respect to each determination date on which the closing price of the underlying equity is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level in exchange for potentially receiving shares of the underlying equity at maturity, the value of which is expected to be worth less than the stated principal amount of the securities. If the closing price of the underlying equity on any determination date (including the final determination date) is equal to or greater than the downside threshold level, UBS will pay a contingent payment on the related contingent payment date, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. Otherwise, no contingent payment will be paid on that contingent payment date. If the closing price of the underlying equity is equal to or greater than the call threshold level on any determination date (other than the final determination date), on the corresponding contingent payment date the securities will be redeemed early for an amount per security equal to the stated principal amount plus the contingent payment with respect to such determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. However, if on any determination date (other than the final determination date) the closing price of the underlying equity is less than the call threshold level, the securities will not be redeemed early and if the closing price of the underlying equity is less than the downside threshold level, you will not receive the contingent payment for that period on the related contingent payment date. If the closing price of the underlying equity is less than the downside threshold level on each determination date, investors will not receive any contingent payments on the securities. Investors must be willing to accept the risk of not receiving any contingent payments. If the securities are not redeemed early and the closing price of the underlying equity on the final determination date (the “final price”) is equal to or greater than the downside threshold level, on the maturity date investors will receive an amount per security equal to the stated principal amount plus the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, investors will receive per security a number of shares of the underlying equity equal to the quotient, observed to 4 decimal places, of the stated principal amount divided by the downside threshold level (the “exchange ratio”), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, investors could lose all of their initial investment. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price. Accordingly, the securities do not guarantee any return of principal at maturity. Investors will not participate in any appreciation of the underlying equity and must be willing to accept the risk of not receiving any contingent payments over the term of the securities and the risk of receiving shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount, and in extreme situations, investors could lose all of their initial investment. The securities are unsubordinated, unsecured debt obligations issued by UBS AG, and all payments or deliveries on the securities are subject to the credit risk of UBS AG.

SUMMARY TERMS
Issuer:	UBS AG London Branch
Underlying equity:	American depositary receipts of Bilibili Inc. (Bloomberg Ticker: “BILI UW”)
Aggregate principal amount:	$•
Stated principal amount:	$1,000.00 per security
Issue price:	$1,000.00 per security (see “Commissions and issue price” below)
Strike date:	January 25, 2021
Pricing date:	January 27, 2021
Original issue date:	February 1, 2021 (3 business days after the pricing date). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days (T+2), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the securities in the secondary market on any date prior to two business days before delivery of the securities will be required, by virtue of the fact that each security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.
Maturity date:	February 1, 2022, subject to postponement for certain market disruption events and as described under “General Terms of the Securities — Market Disruption Events” and “— Payment Dates — Maturity Date” in the accompanying product supplement.
Early redemption:	If, on any determination date (other than the final determination date), the closing price of the underlying equity is equal to or greater than the call threshold level, the securities will be redeemed early and we will pay the early redemption amount on the first contingent payment date immediately following the related determination date. No further payments will be made on the securities once they have been redeemed.
Early redemption amount:	The early redemption amount will be an amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
Contingent payment:	▪

If, on any determination date, the closing price or the final price is equal to or greater than the downside threshold level, we will pay a contingent payment of $11.7917 (equivalent to approximately 14.15% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, on the related contingent payment date, unless the securities were previously redeemed early.

▪	If, on any determination date, the closing price or the final price is less than the downside threshold level, no contingent payment will be made with respect to that determination date.
Memory coupon feature:

If a contingent payment is not paid on a contingent payment date (other than the maturity date) because the closing price of the underlying equity is less than the downside threshold level on the related determination date, such contingent payment will be paid on a later contingent payment date if the closing price of the underlying equity is equal to or greater than the downside threshold level on the relevant determination date. For the avoidance of doubt, once a previously unpaid contingent payment has been paid on a later contingent payment date, it will not be made again on any subsequent contingent payment date.

If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

Determination dates:	February 26, 2021, March 29, 2021, April 27, 2021, May 27, 2021, June 28, 2021, July 27, 2021, August 27, 2021, September 27, 2021, October 27, 2021, November 29, 2021, December 27, 2021 and January 27, 2022, subject to postponement for non-trading days and certain market disruption events (as described under “General Terms of the Securities — Valuation Dates”, “— Final Valuation Date” and “— Market Disruption Events” in the accompanying product supplement). We also refer to January 27, 2022 as the final determination date. References in the accompanying product supplement to one or more “valuation dates” shall mean the determination dates for purposes of the market disruption event provisions in the accompanying product supplement.
Contingent payment dates:	With respect to each determination date other than the final determination date, the third business day after the related determination date. With respect to the final determination date, the maturity date.
Payment at maturity:	▪	If the final price is equal to or greater than the downside threshold level:	(i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
▪	If the final price is less than the downside threshold level:	a number of shares of the underlying equity equal to the exchange ratio, and the cash value in lieu of any fractional shares included in the exchange ratio
If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity equal to the exchange ratio (and cash in lieu of any fractional shares), the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment. If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.
Exchange ratio:	12.4131, which is a number of shares of the underlying equity per security equal to the quotient of the stated principal amount divided by the downside threshold level, observed to 4 decimal places (as may be adjusted in the case of certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement). We will pay cash in lieu of delivering any fractional shares in an amount equal to the product of that fraction multiplied by the final price, each as determined by the calculation agent.
Cash value:	An amount in cash per security equal to the product of the exchange ratio multiplied by the final price. For the avoidance of doubt, we will pay the cash value if the exchange ratio is less than 1.0000 and may pay the cash value following certain adjustment events as described with respect to the “share delivery amount” under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
Call threshold level:	$134.27, which is equal to 100.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Downside threshold level:	$80.56, which is equal to 60.00% of the initial price (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Initial price:	$134.27, which is equal to the closing price of the underlying equity on the strike date and not the closing price on the pricing date (as may be adjusted in the case of certain adjustment events as described under “General Terms of the Securities — Antidilution Adjustments for Securities Linked to an Underlying Equity or Equity Basket Asset” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement).
Final price:	The closing price of the underlying equity on the final determination date.
CUSIP / ISIN:	90276BPE7 / US90276BPE73
Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.
Calculation Agent:	UBS Securities LLC
Commissions and issue price:	Price to Public(1)	Fees and Commissions(1)	Proceeds to Issuer
Per security	100.00%	0.10%(a)	99.80%
+ 0.10%(b)
0.20%
Total	$•	$•	$•

(1)	UBS Securities LLC will purchase from UBS AG the securities at the price to public less a fee of $2.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”) at an underwriting discount which reflects:
	(a)	a fixed sales commission of $1.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells and
	(b)	a fixed structuring fee of $1.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells, each payable to Morgan Stanley Wealth Management. See “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any)”.

The estimated initial value of the securities as of the pricing date is expected to be between $940.90 and $970.90. The range of the estimated initial value of the securities was determined on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “– Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 13 of this document. The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document, the accompanying product supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You should read this document together with the accompanying product supplement and the accompanying prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Product supplement dated November 6, 2020	Prospectus dated October 31, 2018

$n Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due February 1, 2022
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Principal at Risk Securities

Additional Information about UBS and the Securities

UBS AG (“UBS”) has filed a registration statement (including a prospectus as supplemented by a product supplement) with the Securities and Exchange Commission (the “SEC”) for the securities to which this document relates. You should read these documents and any other documents relating to this offering that UBS has filed with the SEC for more complete information about UBS and this offering. You may obtain these documents for free from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC web site is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

▪	Prospectus dated October 31, 2018: http://www.sec.gov/Archives/edgar/data/1114446/000119312518314003/d612032d424b3.htm
▪	Product supplement dated November 6, 2020: https://www.sec.gov/Archives/edgar/data/1114446/000091412120004030/ub53472836-424b2.htm

References to “UBS,” “we,” “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries. In this document, the “securities” refers to the Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage that are offered hereby. Also, references to the “accompanying prospectus” mean the UBS prospectus titled “Debt Securities and Warrants,” dated October 31, 2018, and references to the “accompanying product supplement” mean the UBS product supplement titled “Market-Linked Securities Product Supplement”, dated November 6, 2020.

You should rely only on the information incorporated by reference or provided in this document, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this document, the accompanying product supplement or the accompanying prospectus is accurate as of any date other than the date on the front of the document.

UBS reserves the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. In the event of any changes to the terms of the securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

In the event of any discrepancies between this document, the accompanying product supplement and the accompanying prospectus, the following hierarchy will govern: first, this document; second, the accompanying product supplement; and finally, the accompanying prospectus.

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Investment Summary

The Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due February 1, 2022 based on the performance of the American depositary receipts of Bilibili Inc., which we refer to as the securities, provide an opportunity for investors to earn a monthly contingent payment, which is an amount equal to $11.7917 (equivalent to approximately 14.15% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price, as applicable, of the underlying equity is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level. If the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on any determination date, no contingent payment will be paid on the related contingent payment date. The contingent payment date for each determination date will be the third business day after such determination date, except that the contingent payment date for the final determination date will be the maturity date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.

If the closing price of the underlying equity is equal to or greater than the call threshold level on any of the determination dates other than the final determination date, the securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to such determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If the securities have not previously been redeemed early and the final price is equal to or greater than the downside threshold level, the payment at maturity will also be equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. If, however, the securities are not redeemed early and the final price is less than the downside threshold level, no contingent payment will be payable and instead investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which will be equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the downside threshold level, the value of which is expected to be worth less than the stated principal amount and could be zero. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price. Investors in the securities must be willing to accept the risk of not receiving any contingent payments over the term of the securities and the risk of receiving shares of the underlying equity that are expected to be worth less than the principal amount, and in extreme situations, investors could lose all of their initial investment. In addition, investors will not participate in any appreciation of the underlying equity.

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Key Investment Rationale

The securities offer the opportunity for investors to earn a monthly contingent payment equal to $11.7917 (equivalent to approximately 14.15% per annum of the stated principal amount) per security, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, with respect to each determination date on which the closing price or the final price, as applicable, of the underlying equity is equal to or greater than 60.00% of the initial price, which we refer to as the downside threshold level. The securities may be redeemed early on a coupon payment date for an early redemption amount equal to (i) the stated principal amount per security plus (ii) the contingent payment with respect to the relevant determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature. Payments or deliveries on the securities will vary depending on the closing price or final price of the underlying equity on each determination date and/or the final determination date, respectively, relative to the initial price and the downside threshold level, as follows:

Scenario 1	On any determination date other than the final determination date, the closing price of the underlying equity is equal to or greater than the call threshold level.
	▪	The securities will be automatically redeemed early for an early redemption amount equal to (i) the stated principal amount plus (ii) the contingent payment with respect to the related determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
	▪	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 2	The securities are not automatically redeemed early and the final price is equal to or greater than the downside threshold level.
	▪	The payment due at maturity will be (i) the stated principal amount plus (ii) the contingent payment with respect to the final determination date and any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature.
	▪	Investors will not participate in any appreciation of the underlying equity from the initial price.

Scenario 3	The securities are not automatically redeemed early and the final price is less than the downside threshold level.
	▪	At maturity, investors will receive per security a number of shares of the underlying equity equal to the exchange ratio, which will be equal to the quotient of (i) the stated principal amount divided by (ii) the downside threshold level. Any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share multiplied by the final price.
	▪	Investors will receive shares of the underlying equity that are expected to be worth less than the stated principal amount and may lose all of their initial investment in this scenario.

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations under the securities, you could lose all of your initial investment.

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Investor Suitability

The securities may be suitable for you if:

▪	You fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that may have the full downside market risk as an investment in the underlying equity.
▪	You believe that the closing price and final price, as applicable, of the underlying equity will be equal to or greater than the downside threshold level on the specified determination dates (including the final determination date).
▪	You can tolerate receiving a number of shares of the underlying equity equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and, in extreme situations, losing all of your initial investment.
▪	You understand and accept that you will not participate in any appreciation in the price of the underlying equity and that any potential positive return is limited to the contingent payments specified herein.
▪	You can tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You are willing to invest in the securities based on the contingent payment, the downside threshold level and the call threshold level indicated on the cover hereof.
▪	You are willing to forgo any dividends paid on the underlying equity and you do not seek guaranteed current income from this investment.
▪	You are willing to invest in securities that may be redeemed prior to the maturity date and you are otherwise willing to hold such securities to maturity, a term of approximately 12 months, and accept that there may be little or no secondary market.
▪	You are willing to assume the credit risk of UBS for all payments or deliveries under the securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.
▪	You understand that the estimated initial value of the securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The securities may not be suitable for you if:

▪	You do not fully understand the risks of an investment in the securities, including the risk of loss of all of your initial investment.
▪	You require an investment designed to provide a full return of principal at maturity.
▪	You cannot tolerate a loss of some or all of your initial investment, or you are not willing to make an investment that may have the full downside market risk of an investment in the underlying equity.
▪	You believe that the price of the underlying equity will decline during the term of the securities and that the closing price and final price, as applicable, of the underlying equity is likely to be less than the downside threshold level on the determination dates (including the final determination date).
▪	You cannot tolerate receiving a number of shares of the underlying equity equal to the exchange ratio at maturity, the value of which is expected to be worth less than your stated principal amount and could be zero.
▪	You seek an investment that participates in the appreciation in the price of the underlying equity or that has unlimited return potential.
▪	You cannot tolerate fluctuations in the price of the securities prior to maturity that may be similar to or exceed the downside price fluctuations of the underlying equity.
▪	You are unwilling to invest in the securities based on the contingent payment, the downside threshold level or the call threshold level indicated on the cover hereof.
▪	You prefer to receive any dividends paid on the underlying equity or you seek guaranteed current income from this investment.
▪	You are unable or unwilling to hold securities that may be redeemed prior to the maturity date, or you are otherwise unable or unwilling to hold such securities to maturity, a term of approximately 12 months, or you seek an investment for which there will be an active secondary market.
▪	You are not willing to assume the credit risk of UBS for all payments or deliveries under the securities, including any repayment of principal.

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How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (1) the closing price of the underlying equity and (2) the final price, relative to the initial price and the downside threshold level.

Diagram #1: Determination Dates Other Than the Final Determination Date

Diagram #2: Payment at Maturity if No Early Redemption Occurs

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For more information about the payout upon an early redemption or at maturity in different hypothetical scenarios, see “Hypothetical Examples” beginning on the following page.

Hypothetical Examples

The below examples are based on the following terms and are purely hypothetical (the actual terms of your security are specified on the cover hereof; amounts may have been rounded for ease of analysis):

Hypothetical Initial Price:	$140.00
Hypothetical Call Threshold Level:	$140.00 which is equal to 100.00% of the hypothetical initial price
Hypothetical Downside Threshold Level:	$84.00, which is 60.00% of the hypothetical initial price
Hypothetical Exchange Ratio*:	11.9048 shares per security*
Hypothetical Contingent Payment:	$11.7917 (equivalent to approximately 14.15% per annum of the stated principal amount) per security
Stated Principal Amount:	$1,000.00 per security
*	Equal to the quotient, observed to 4 decimal places, of (i) the stated principal amount divided by (ii) the hypothetical downside threshold level. If you receive the exchange ratio at maturity, any fractional share included in the exchange ratio will be paid in cash at an amount equal to the product of the fractional share and the final price.

In Examples 1 and 2 the closing price of the underlying equity fluctuates over the term of the securities and the closing price of the underlying equity is equal to or greater than the hypothetical call threshold level on one of the determination dates (other than the final determination date). Because the closing price of the underlying equity is equal to or greater than the call threshold level on one of the determination dates (other than the final determination date), the securities are redeemed early following the relevant determination date. In Examples 3 and 4, the closing price of the underlying equity on each of the determination dates (other than the final determination date) is less than the call threshold level, and, consequently, the securities are not redeemed early and remain outstanding until maturity.

	Example 1			Example 2
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$179.00	—*	$1,011.7917*	$77.00	$0	N/A
#2	N/A	N/A	N/A	$80.00	$0	N/A
#3	N/A	N/A	N/A	$168.00	—*	$1,035.3751*
#4	N/A	N/A	N/A	N/A	N/A	N/A
#5	N/A	N/A	N/A	N/A	N/A	N/A
#6	N/A	N/A	N/A	N/A	N/A	N/A
#7	N/A	N/A	N/A	N/A	N/A	N/A
#8	N/A	N/A	N/A	N/A	N/A	N/A
#9	N/A	N/A	N/A	N/A	N/A	N/A
#10	N/A	N/A	N/A	N/A	N/A	N/A
#11	N/A	N/A	N/A	N/A	N/A	N/A
Final Determination Date	N/A	N/A	N/A	N/A	N/A	N/A
Payment at Maturity	N/A			N/A
*	The early redemption amount includes the unpaid contingent payment with respect to the determination date on which the closing price of the underlying equity is equal to or greater than the call threshold level, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, and the securities are redeemed early as a result.
▪	In Example 1, the securities are redeemed early following the first determination date because the closing price of the underlying equity on such determination date is equal to or greater than the call threshold level. You receive the early redemption amount on such contingent payment date, calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the first Determination Date = $1,000.00 + $11.7917 = $1,011.7917

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In this example, the early redemption feature limits the term of your investment to approximately 1 month and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Your total return per security in this example is $1,011.7917 (a 1.17917% total return on the securities).

▪	In Example 2, the securities are redeemed early following the third determination date as the closing price of the underlying equity on such determination date is equal to or greater than the call threshold level. As the closing price of the underlying equity on each of the first and second determination date is less than the downside threshold level, you not receive the contingent payment with respect to such determination dates on the related contingent payment dates. Because the closing price of the underlying equity is equal to or greater than the call threshold level (and therefore also greater than the downside threshold level) on the third determination date, you receive the early redemption amount on the related contingent payment date, calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the third Determination Date
+ previously unpaid Contingent Payments in respect of the previous Determination Dates
= $1,000.00 + $11.7917 + $23.5834 = $1,035.3751

In this example, the early redemption feature limits the term of your investment to approximately 3 months and you may not be able to reinvest at comparable terms or returns. If the securities are redeemed early, you will stop receiving contingent payments. Further, although the underlying equity has appreciated by 20% from its initial price on the third determination date, your return will be limited to the contingent payment with respect to the third determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature, and you will not benefit from such appreciation. In this example, UBS will have paid you a total of $1,035.3751 per security for a 3.53751% total return on the securities.

	Example 3			Example 4
Determination Dates	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount	Hypothetical Closing Price	Contingent Payment	Early Redemption Amount
#1	$80.00	$0	N/A	$77.00	$0	N/A
#2	$77.00	$0	N/A	$74.00	$0	N/A
#3	$74.00	$0	N/A	$64.00	$0	N/A
#4	$64.00	$0	N/A	$75.00	$0	N/A
#5	$75.00	$0	N/A	$78.00	$0	N/A
#6	$68.00	$0	N/A	$68.00	$0	N/A
#7	$78.00	$0	N/A	$64.00	$0	N/A
#8	$64.00	$0	N/A	$63.00	$0	N/A
#9	$63.00	$0	N/A	$60.00	$0	N/A
#10	$60.00	$0	N/A	$68.00	$0	N/A
#11	$68.00	$0	N/A	$73.00	$0	N/A
Final Determination Date	$42.00	—*	N/A	$126.00	—*	N/A
Payment at Maturity	$500.00**			$1,141.5004*
*	The final contingent payment (and any previously unpaid contingent interest payments pursuant to the memory coupon feature), if any, will be paid at maturity.
**	Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

Examples 3 and 4 illustrate the payment at maturity per security based on the final price.

▪	In Example 3, the closing price of the underlying equity remains less than the downside threshold level on each determination date, including the final determination date. As a result, you do not receive any contingent payments during the term of the securities and the securities remain outstanding until maturity. Because the final price is less than the downside threshold level, at maturity, investors will receive shares of the underlying equity, and an amount in cash equal to the product of the fractional share and the final price, calculated as follows:

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Payment at Maturity = Exchange Ratio

Exchange Ratio = $500.00* = $42.00 × 11.9048 shares

Payment at Maturity = $500.00*

* Represents the approximate cash value of the exchange ratio as of the final determination date. Because the securities are physically settled, the actual value of the shares received and the total return on the securities at maturity will depend on the price of the underlying equity on the maturity date.

If the exchange ratio is less than 1, your payment at maturity for each security will be the cash value of the fractional share.

In this example, your payment at maturity is significantly less than the stated principal amount. As represented by the exchange ratio, on the maturity date you will receive shares of the underlying equity and an amount in cash equal to the product of the fractional share and the final price. The value of the shares (including the fractional share) as of the final determination date equals $500.00 per security (a 50.00% loss on the securities). The value of the shares received as of the maturity date and the total return on the securities at that time will depend on the closing price of the underlying equity on the maturity date.

▪	In Example 4, the closing price of the underlying equity is less than the downside threshold level on each determination date prior to the final determination date and, as a result, you do not receive the contingent payment with respect to any such determination date on the related contingent payment date and the securities remain outstanding until maturity. On the final determination date, although the final price is less than the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive the stated principal amount plus the contingent payment with respect to the final determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature. Your payment at maturity is calculated as follows:

Stated Principal Amount + Contingent Payment with respect to the Final Determination Date
+ previously unpaid Contingent Payments in respect of the previous Determination Dates
= $1,000.00 + $11.7917 + $129.7087 = $1,141.5004

In this example, although the final price represents a 10.00% decline from the initial price, the final price is equal to or greater than the downside threshold level and therefore you receive at maturity the stated principal amount per security plus the contingent payment with respect to the final determination date and the previously unpaid contingent payments in respect of the previous determination dates pursuant to the memory coupon feature, equal to $1,141.5004 per security (a 14.15004% total return on the securities).

Investing in the securities involves significant risks. The securities differ from ordinary debt securities in that UBS is not necessarily obligated to repay the full amount of your initial investment. The securities will not pay a contingent payment on a contingent payment date (including the maturity date) if the closing price of the underlying equity is less than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities. If the securities are not redeemed early and the final price is less than the downside threshold level, you will receive per security a number of shares of the underlying equity, the value of which is expected to be worth less than the stated principal amount and, in extreme situations, you could lose all of your initial investment.

Any payment or delivery to be made on the securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. If UBS were to default on its obligations under the securities, you could lose all of your initial investment.

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Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the securities.

Risks Relating to Return Characteristics

▪	The securities do not guarantee the return of any principal and your investment in the securities may result in a loss. The terms of the securities differ from those of ordinary debt securities in that the securities do not guarantee the payment of regular interest or the return of any of the stated principal amount at maturity. Instead, if the securities have not been redeemed early and if the final price is less than the downside threshold level, you will receive a number of shares of the underlying equity for each security that you own equal to the exchange ratio, the value of which is expected to be worth less than the stated principal amount and could be worthless. If you receive the exchange ratio, as of the final determination date the percentage decline in the value of the exchange ratio will be at a proportionately higher percentage relative to any percentage decline in the price of the underlying equity below the downside threshold level from the initial price to the final price. Therefore, the further the final price has declined from the downside threshold level, the closer your loss of principal will be to the decline of the underlying equity from the initial price and, in extreme situations, you could lose all of your initial investment. For example, if the downside threshold level is 60.00% of the initial price and the final price is 50.00% of the initial price, you will lose approximately 16.67% of your initial investment (based on the value of the exchange ratio on the final determination date), which is greater than the 10.00% additional decline of the underlying equity from the downside threshold level, but less than the 50.00% decline from the initial price.
Additionally, in the event that the securities are not redeemed early and the final price is less than the downside threshold level, any decline in the price of the underlying equity during the period between the final determination date and the maturity date will result in a return on the securities at maturity that is less than the return you would have received had UBS instead paid you an amount in cash at maturity equal to the exchange ratio.
▪	The contingent payments payable on the securities, if any, will be based solely on the closing prices of the underlying equity on the specified determination dates. Whether the contingent payment with respect to a determination date will be made on the related contingent payment date will be based on the closing price or the final price, as applicable, of the underlying equity on such determination date. As a result, you will not know whether you will receive the contingent payment with respect to a determination date until such determination date, and if the closing price of the underlying equity is less than the downside threshold level on any determination date prior to the final determination date, you will not know at that time whether you will receive such contingent interest payment on any subsequent contingent payment date pursuant to the memory coupon feature. Moreover, if you do not receive the contingent payment with respect to a determination date on the related contingent payment date and the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on each subsequent determination date (including the final determination date), you will not receive the contingent payment with respect to such determination date, even if the closing price of the underlying equity was higher on other days during the term of the securities.
▪	You may not receive any contingent payment with respect to the securities. A contingent payment, plus any previously unpaid contingent payments in respect of any previous determination dates pursuant to the memory coupon feature, will be made on a contingent payment date only if the closing price of the underlying equity is equal to or greater than the downside threshold level on the related determination date. If the closing price of the underlying equity is less than the downside threshold level on any determination date, UBS will not pay you the contingent payment in respect of such determination date on the related contingent payment date, and if the closing price or final price, as applicable, of the underlying equity is less than the downside threshold level on each subsequent determination date, you will not receive such contingent payment on any contingent payment date (including the maturity date). If the closing price of the underlying equity is less than the downside threshold level on each of the specified determination dates, you will receive no contingent payments during the term of, and will not receive a positive return on, the securities.
▪	The contingent repayment of principal applies only if you hold the securities to maturity. You should be willing to hold your securities to maturity. If you are able to sell your securities prior to an early redemption or maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the underlying equity at such time is equal to or greater than the downside threshold level.
▪	Higher contingent payments are generally associated with a greater risk of loss. Greater expected volatility with respect to the underlying equity reflects a higher expectation as of the strike date that the closing price of such stock may be less than the downside threshold level on the final determination date of the securities. This greater expected risk will generally be reflected in a higher contingent payment rate for that security. “Volatility” refers to the frequency and magnitude of changes in the price of the underlying equity. However, while the contingent payment rate is set on the strike date, a stock’s volatility can change significantly over the term of the securities. The closing price of the underlying equity for your securities could fall sharply, which could result in the receipt of shares of the underlying equity at maturity and, in extreme situations, the loss of all of your initial investment.

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▪	Early redemption risk. The term of your investment in the securities may be limited to the first determination date on which the securities may be redeemed early. If the securities are redeemed early, you will receive no more contingent payments and may be forced to invest in a lower interest rate environment and may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk.
▪	Investors will not participate in any appreciation in the price of the underlying equity and will not have the same rights during the term of the securities as holders of the underlying equity. Investors will not participate in any appreciation in the price of the underlying equity from the initial price and the return on the securities will be limited to any contingent payments received. It is possible that the closing price of the underlying equity could be less than the downside threshold level on most or all of the determination dates so that you will receive few or no contingent payments. If you do not earn sufficient contingent payments over the term of the securities, the overall return on the securities may be less than the amount that would be paid on a conventional debt security of the issuer of comparable maturity. Further, unless and until you receive the exchange ratio on the maturity date, investors in the securities will not have voting rights or rights to receive dividends or other distributions or any other rights during the term of the securities with respect to the underlying equity, and any such dividends or distributions will not be factored into the calculation of the payment at maturity.

Risks Relating to Characteristics of the Underlying Equity

▪	Single equity risk. The closing price of the underlying equity can rise or fall sharply due to factors specific to that underlying equity and the issuer of such underlying equity (the “underlying equity issuer”), such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. Recently, the coronavirus infection has caused volatility in the global financial markets and a slowdown in the global economy. Coronavirus or any other communicable disease or infection may adversely affect the underlying equity issuer and, therefore, the underlying equity. You, as an investor in the securities, should make your own investigation into the underlying equity issuer and the underlying equity for your securities. For additional information regarding the underlying equity, please see “Information about the Underlying Equity” below and the underlying equity issuer’s SEC filings referred to in this section. We urge you to review financial and other information filed periodically by the underlying equity issuer with the SEC.
▪	There can be no assurance that the investment view implicit in the securities will be successful. It is impossible to predict whether the price of the underlying equity will rise or fall. The price of the underlying equity will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying equity. You should be willing to accept the downside risks of owning equities in general and the underlying equity in particular, and to assume the risk that, if the securities are not redeemed early, you may lose some or all of your initial investment.
▪	There are legal and regulatory risks relating to the underlying equity and the underlying equity issuer and the return on the securities may be based on a substitute security. Pursuant to an executive order issued in November 2020, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. The scope and application of the executive order is unclear. While the underlying equity issuer is not currently designated as such a company, the U.S. Department of the Treasury (the “Treasury”) has indicated that they intend to list all public subsidiaries that are either 50% or more owned by, or controlled by, a Treasury-specified company. There can be no assurance that the underlying equity issuer will not, in the future, become subject to the executive order, a similar bill, other executive action or other legal restrictions. Any such action could lead to the loss of a significant portion or all of your initial investment.
In addition, under recent legislation, the SEC would be required to maintain a list of issuers for which the U.S. Public Company Accounting Oversight Board is not able to inspect or investigate an auditor report issued by a non-U.S. public accounting firm, which would include many companies organized in, or with a parent company organized in, the PRC. While the proposal for implementation is still under consideration by the SEC, this bill will require increased disclosure requirements for such issuers that do not comply with guidelines that are ultimately established, including, potentially, the underlying equity issuer. The designation of the underlying equity issuer as subject to the executive order or application of the SEC proposed legislation to the underlying equity issuer could lead to the delisting of the underlying equity. Additionally, following such a delisting the calculation agent would have the ability to select a substitute security and/or make any other determinations as discussed further herein under “— Risks Relating to Hedging Activities and Conflicts of Interest — In some circumstances, the return on the securities may be based on, and you may receive shares of, a substitute security and not on the original underlying equity”.

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▪	The securities are subject to emerging market risks. The securities are subject to emerging market risks because the underlying equity issuer primarily operates in an emerging market country. Securities of emerging market companies may be more volatile and may be affected by market developments differently than U.S. companies. Government interventions to stabilize securities markets and cross-shareholdings may affect prices and volume of trading of the securities of emerging market companies. Economic, social, political, financial and military factors could, in turn, negatively affect such companies’ value. These factors could include changes in the emerging market government’s economic and fiscal policies, possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to the emerging market companies or investments in their securities, and the possibility of fluctuations in the rate of exchange between currencies. Moreover, emerging market economies may differ favorably or unfavorably from the U.S. economy in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. Additionally, the issuers of emerging market securities are subject to different accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies, as discussed under “— There are legal and regulatory risks relating to the underlying equity and the underlying equity issuer and the return on the securities may be based on a substitute security”.
▪	There are important differences between the ADRs and the ordinary shares of a non-U.S. company. The securities are linked to the American depositary receipts of the underlying equity issuer. There are important differences between the rights of holders of an American depositary receipt (an “ADR”) and the non-U.S. stock such American depositary receipt represents. The ADRs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the depositary, the non-U.S. company and holders of the ADRs, which may be different from the rights of holders of the non-U.S. stock. For example, a company may make distributions in respect of the non-U.S. stock that are not passed on to the holders of its ADRs. Any such differences between the rights of holders of the ADRs and the rights of holders of the ordinary shares of the non-U.S. company may be significant and may materially and adversely affect the value of the underlying equity and, as a result, the market value of, and any amounts payable on, your securities.
▪	The securities are subject to exchange rate risk. ADRs are denominated in U.S. dollars but represent non-U.S. equity securities that are denominated in a non-U.S. currency, changes in currency exchange rates may negatively impact the value of the ADRs. The value of the non-U.S. currency may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns for securities linked to ADRs.
▪	The underlying equity has a limited trading history. The underlying equity only recently commenced trading on its current primary exchange and, therefore, has limited historical performance. Because the underlying equity has a limited trading history, your investment linked to the underlying equity may involve greater risks than an investment linked to the common stock of a company with a more established record of performance. For additional information about the underlying equity see the section “Information about the Underlying Equity" herein. Past performance of the underlying equity should not be considered indicative of future performance of the underlying equity.
▪	No affiliation with the underlying equity issuer. The underlying equity issuer is not an affiliate of ours, is not involved with the offering in any way, and has no obligation to consider your interests in taking any corporate actions that might affect the value of the securities. We have not made any due diligence inquiry with respect to the underlying equity in connection with the offering.

Estimated Value Considerations

▪	The issue price you pay for the securities will exceed their estimated initial value. The issue price you pay for the securities will exceed their estimated initial value as of the pricing date due to the inclusion in the issue price of the underwriting discount, hedging costs, issuance costs, projected profits and a fee paid to an unaffiliated broker-dealer providing an electronic platform for this offering. As of the close of the relevant markets on the pricing date, we will determine the estimated initial value of the securities by reference to our internal pricing models and the estimated initial value of the securities will be set forth in the final pricing supplement. The pricing models used to determine the estimated initial value of the securities incorporate certain variables, including the price, volatility and any dividends paid on the underlying equity, prevailing interest rates, the term of the securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting discount, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the securities to you. Due to these factors, the estimated initial value of the securities as of the pricing date will be less than the issue price you pay for the securities.

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▪	The estimated initial value is a theoretical price and the actual price that you may be able to sell your securities in any secondary market (if any) at any time after the pricing date may differ from the estimated initial value. The value of your securities at any time will vary based on many factors, including the factors described above and in “Risks Relating to Characteristics of the Underlying Equity – Single equity risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the pricing date, if you attempt to sell the securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the securities determined by reference to our internal pricing models. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
▪	Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the securities as of the pricing date. We may determine the economic terms of the securities, as well as hedge our obligations, at least in part, prior to the pricing date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the securities cannot be determined as of the pricing date and any such differential between the estimated initial value and the issue price of the securities as of the pricing date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

▪	There may be little or no secondary market for the securities. The securities will not be listed or displayed on any securities exchange or any electronic communications network. UBS Securities LLC and its affiliates intend, but are not required to make a market for the securities and may stop making a market at any time. If you are able to sell your securities prior to maturity, you may have to sell them at a substantial loss. Furthermore, there can be no assurance that a secondary market for the securities will develop. The estimated initial value of the securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your securities in any secondary market at any time.
▪	The price at which UBS Securities LLC and its affiliates may offer to buy the securities in the secondary market (if any) may be greater than UBS’ valuation of the securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements. For a limited period of time following the issuance of the securities, UBS Securities LLC or its affiliates may offer to buy or sell such securities at a price that exceeds (i) our valuation of the securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the securities. As described above, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.
▪	Price of securities prior to maturity. The market price of the securities will be influenced by many unpredictable and interrelated factors, including the price of the underlying equity; the volatility of the underlying equity; the dividend rate paid on the underlying equity; the time remaining to the maturity of the securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS and the then current bid-ask spread for the securities.
▪	Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices. All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting discount, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the securities in any secondary market.

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Risks Relating to Hedging Activities and Conflicts of Interest

▪	Potential conflicts of interest. We and our affiliates may engage in business related to the underlying equity, which may present a conflict between our obligations as issuer and you, as a holder of the securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the initial price, the final price and whether the closing price of the underlying equity on any determination date is equal to or greater than the call threshold level (other than on the final determination date) or is less than the downside threshold level. Determinations made by the calculation agent, including with respect to the occurrence or non-occurrence of market disruption events, may affect the payout to you at maturity or whether the securities are redeemed early. As UBS determines the economic terms of the securities, including the contingent payment, call threshold level and downside threshold level, and such terms include the underwriting discount, hedging costs, issuance and other costs and projected profits, the securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your securities in the secondary market.
In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates in connection with the securities, which could cause the economic interests of UBS, the dealer or our or their respective affiliates to be adverse to your interests as an investor in the securities. If the dealer or any of its affiliates conduct hedging activities for us or our affiliate in connection with the securities and earns profits in connection with such hedging activities, such profit will be in addition to the underwriting compensation it receives for the sale of the securities to you. You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the dealer to sell the securities to you.
▪	The antidilution protection of the underlying equity is limited and may be discretionary. The calculation agent may make adjustments to the initial price, exchange ratio, downside threshold level, call threshold level, the final price and/or any other term of the securities, for certain corporate events affecting the underlying equity. However, the calculation agent will not make an adjustment in response to all events that could affect the underlying equity. If an event occurs that does not require the calculation agent to make an adjustment, the value of, and any amount payable on, the securities may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the securities in making these determinations.
▪	In some circumstances, the return on the securities may be based on, and you may receive shares of, a substitute security and not on the original underlying equity. If the underlying equity is subject to certain reorganization events where the underlying equity issuer is not the surviving entity, the determination of any amounts payable (and, potentially, deliverable at maturity if the final price is less than the downside threshold level) and whether the securities are subject to early redemption, may be based on the equity security of a successor to the underlying equity issuer in combination with any cash or any other assets distributed to holders of the underlying equity in such reorganization event, which may include securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency. If the underlying equity issuer becomes subject to (i) a reorganization event and the relevant distribution property consists solely of cash or (ii) a merger or consolidation with UBS or any of its affiliates, the calculation agent may select a substitute security to replace the underlying equity as described in the accompanying product supplement under “General Terms of the Securities — Delisting or Suspension of Trading in an Underlying Equity”. Similarly, notwithstanding anything to the contrary in the accompanying product supplement, if the underlying equity is delisted or trading is suspended, the underlying equity may be replaced with a security issued by another company or, if the calculation agent is unable to find a substitute security, then the calculation agent would deem the closing price of the underlying equity on the trading day immediately prior to its delisting to be the closing price of the underlying equity on each remaining trading day to, and including, the final determination date. Such delisting or suspension of trading in the underlying equity and the consequent adjustments may materially and adversely affect the market value of, and return on, the securities. See “Additional Provisions — Delisting of ADRs or Termination of ADR Facility” herein and “General Terms of the Securities — Delisting or Suspension of Trading in an Underlying Equity” and “— Reorganization Events for Securities Linked to an Underlying Equity or Equity Basket Asset” in the accompanying product supplement.
▪	Hedging and trading activities by the calculation agent and its affiliates could potentially affect the value of, and any amount payable on, the securities. The hedging or trading activities of the issuer’s affiliates and of any other hedging counterparty with respect to the securities on or prior to the strike date and prior to maturity could adversely affect the value of, and any amount payable on, the securities. These hedging or trading activities on or prior to the strike date could potentially affect the initial price and, as a result, could adversely affect the downside threshold level and exchange ratio. Additionally, these hedging or trading activities during the term of the securities could potentially affect the price of the underlying equity on the determination dates and, accordingly, whether the securities are redeemed early and, if the securities are not called prior to maturity, the payout to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the securities declines.

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▪	We may engage in business with or involving the underlying equity issuer without regard to your interests. We or our affiliates may presently or from time to time engage in business with the underlying equity issuer without regard to your interests and thus may acquire non-public information about the underlying equity. Neither we nor any of our affiliates undertakes to disclose any such information to you. In addition, we or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying equity, which may or may not recommend that investors buy or hold the underlying equity.
▪	Potential UBS impact on an underlying equity. Trading or transactions by UBS or its affiliates in the underlying equity, listed and/or over the counter options, futures, exchange-traded funds or other instruments with return linked to the performance of the underlying equity, may adversely affect the market price(s) or level(s) of the underlying equity on any determination date or on the final determination date and, therefore, the market value of the securities and any payout to you on the securities.

Risks Relating to General Credit Characteristics

▪	The securities are subject to the credit risk of UBS AG, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. Investors are dependent on UBS AG’s ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the market value of the securities. If we were to default on our obligations under the securities, you could lose a significant portion or all of your initial investment.
▪	The securities are not bank deposits. An investment in the securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.
▪	If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the securities and/or the ability of UBS to make payments thereunder. The Swiss Financial Market Supervisory Authority (“FINMA”) has broad statutory powers to take measures and actions in relation to UBS if (i) it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or (ii) UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis) after expiry of a deadline set by FINMA. If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings. The resolution regime of the Swiss Banking Act is further detailed in Ordinance of 30 August 2012 of FINMA on the Insolvency of Banks and Securities Dealers, as amended (the “Swiss Banking Insolvency Ordinance”). In restructuring proceedings, FINMA, as resolution authority, is competent to approve the resolution plan. The resolution plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the conversion of UBS’ debt and/or other obligations, including its obligations under the securities, into equity (a “debt-to-equity” swap), and/ or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the securities. The Swiss Banking Insolvency Ordinance provides that a debt-to-equity swap and/or a write-off of debt and other obligations (including the securities) may take place only after (i) all debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital have been converted into equity or written-off, as applicable, and (ii) the existing equity of UBS has been fully cancelled. While the Swiss Banking Insolvency Ordinance does not expressly address the order in which a write-off of debt instruments other than debt instruments qualifying as additional tier 1 capital or tier 2 capital should occur, it states that debt-to-equity swaps should occur in the following order: first, all subordinated claims not qualifying as regulatory capital; second, all other claims not excluded by law from a debt-to-equity swap (other than deposits); and third, deposits (in excess of the amount privileged by law). However, given the broad discretion granted to FINMA as the resolution authority, any restructuring plan in respect of UBS could provide that the claims under or in connection with the securities will be partially or fully converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with, or even junior to, UBS’ obligations under the securities. Consequently, the exercise of any such powers by FINMA or any suggestion of any such exercise could materially adversely affect the rights of holders of the securities, the price or value of their investment in the securities and/or the ability of UBS to satisfy its obligations under the securities and could lead to holders losing some or all of their investment in the securities. In the case of restructuring proceedings with respect to a systemically important Swiss bank (such as UBS), the creditors whose claims are affected by the restructuring plan will not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan has been approved by FINMA, the rights of a creditor to seek judicial review of the restructuring plan (e.g., on the grounds that the plan would unduly prejudice the rights of holders of securities or otherwise be in violation of the Swiss Banking Act) are very limited. In particular, a court may not suspend the

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implementation of the restructuring plan. Furthermore, even if a creditor successfully challenges the restructuring plan, the court can only require the relevant creditor to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated or how it would be funded.

Risks Relating to U.S. Federal Income Taxation

▪	Uncertain tax treatment. Significant aspects of the tax treatment of the securities are uncertain. You should consult your tax advisor about your tax situation. See “Tax Considerations” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

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Information about the Underlying Equity

Bilibili Inc.

According to publicly available information, Bilibili Inc. (“BiliBili”) operates an online entertainment platform. BiliBili's American depositary receipts commenced trading on the Nasdaq Global Select Market on March 28, 2018 and therefore have a limited historical performance. Information filed by BiliBili with the SEC can be located by reference to its SEC file number: 001-38429, or its CIK Code: 0001723690. BiliBili's American depositary receipts are listed on the Nasdaq Global Select Market under ticker symbol “BILI”. Bilibili has a limited trading history and, accordingly, an investment linked to BiliBili may involve greater risk than an investment linked to an underlying equity with a more established record of performance.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity.

Information as of market close on January 25, 2021:

Bloomberg Ticker Symbol:	BILI UW <Equity>	52 Week High (on January 25, 2021):	$134.27
Current Stock Price:	$134.27	52 Week Low (on March 20, 2020):	$20.19
52 Weeks Ago (on January 24, 2020):	$21.82

All disclosures contained in this document regarding the underlying equity are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying equity. You should make your own investigation into the underlying equity.

The underlying equity is registered under the Exchange Act. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the underlying equity issuer with the SEC can be reviewed electronically through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information filed with the SEC by the underlying equity issuer under the Exchange Act can be located by reference to its SEC file number provided below. In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

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Historical Information

The table below sets forth the published high and low closing prices, as well as end-of-quarter closing price, of the underlying equity for the specified period. The closing price of the underlying equity on January 25, 2021 was $134.27. The associated graph shows the closing prices of the underlying equity for each day from March 28, 2018 to January 25, 2021. The dotted lines represent the downside threshold level of $80.56 and the call threshold level of $134.27, which are equal to 60.00% and 100.00%, respectively, of the initial price. We obtained the information in the table below from Bloomberg Professional® service (“Bloomberg”), without independent verification. The closing prices may be adjusted by Bloomberg for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. UBS has not undertaken an independent review or due diligence of any publicly available information obtained from Bloomberg. The historical performance of the underlying equity should not be taken as an indication of its future performance, and no assurance can be given as to the price of the underlying equity at any time, including the determination dates.

Bilibili Inc.	High	Low	Period End
2018
First Quarter (from March 28, 2018)	$11.24	$11.00	$11.00
Second Quarter	$21.28	$9.99	$13.99
Third Quarter	$14.43	$10.265	$13.48
Fourth Quarter	$16.14	$11.99	$14.59
2019
First Quarter	$20.26	$12.95	$18.95
Second Quarter	$18.80	$13.48	$16.27
Third Quarter	$16.74	$13.53	$14.12
Fourth Quarter	$18.62	$13.44	$18.62
2020
First Quarter	$28.69	$20.19	$23.42
Second Quarter	$46.32	$24.06	$46.32
Third Quarter	$52.25	$40.10	$41.60
Fourth Quarter	$94.35	$41.80	$85.72
2021
First Quarter (through January 25, 2021)	$134.27	$94.74	$134.27

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This document relates only to the securities offered hereby and does not relate to the underlying equity or other securities linked to the underlying equity. We have derived all disclosures contained in this document regarding the underlying equity from the publicly available documents described in the preceding paragraphs. In connection with the offering of the securities, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying equity.

Neither the issuer nor any of its affiliates makes any representation to you as to the performance of the underlying equity.

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Additional Information about the Securities

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Provisions:
Delisting of ADRs or Termination of ADR Facility:	Notwithstanding anything to the contrary in the accompanying product supplement, including the section “General Terms of the Securities — Delisting of ADRs or Termination of ADR Facility”, if the underlying equity is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the underlying equity issuer and the ADR depositary is terminated for any reason, then on and after the date the underlying equity is no longer listed or admitted to trading or the date of such termination, as applicable, the calculation agent may instead select a substitute security and/or make any other determinations in the manner described under “General Terms of the Securities — Delisting or Suspension of Trading in an Underlying Equity” in the accompanying product supplement, as discussed herein under “— Risks Relating to Hedging Activities and Conflicts of Interest — In some circumstances, the return on the securities may be based on, and you may receive shares of, a substitute security and not on the original underlying equity”.
Record date:	The record date for each contingent payment date shall be the date one business day prior to such scheduled contingent payment date.
Trustee:	U.S. Bank Trust National Association
Calculation agent:	UBS Securities LLC
Tax considerations:	The U.S. federal income tax consequences of your investment in the securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize the securities as prepaid derivative contracts with respect to the underlying equity. If your securities are so treated, any contingent payment that is paid by UBS (including on the maturity date or upon early redemption) should be included in your income as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes.

In addition, excluding amounts attributable to any contingent payment, you should generally recognize capital gain or loss upon the taxable disposition of your securities in an amount equal to the difference between the amount you receive at such time (other than amounts or proceeds attributable to a contingent payment or any amount attributable to any accrued but unpaid contingent payment) and the amount you paid for your securities. Such gain or loss should generally be short-term capital gain or loss. The deductibility of capital losses is subject to limitations. Although uncertain, it is possible that proceeds received from the sale or exchange of your securities prior to a contingent payment date, but that could be attributed to an expected contingent payment, could be treated as ordinary income. You should consult your tax advisor regarding this risk.

This discussion does not address the U.S. federal income tax consequences to you of holding or disposing of any shares of the underlying equity that you may receive in connection with your investment in the securities. If you receive a number of shares of the underlying equity equal to the exchange ratio, certain adverse U.S. federal income (and other) tax consequences might apply to you. In general, your holding period in shares of the underlying equity received in connection with your investment in the securities will begin the day after you beneficially receive such shares. The IRS may treat the receipt of shares at maturity as a taxable

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settlement of the security followed by a purchase of the shares of the underlying equity pursuant to the original terms of the securities. If the receipt of shares of the underlying equity is so treated, (i) you should recognize capital gain or loss equal to the fair market value of the shares received at such time plus the cash you receive in lieu of a fractional share and the cash previously received (and not included in income), if any, and the amount you paid for your security, and (ii) you should take a basis in such shares in an amount equal to their fair market value at such time. You should refer to information filed with the SEC or another governmental authority by the underlying equity issuer and consult your tax advisor regarding possible tax consequences to you of acquiring, holding or otherwise disposing of the underlying equity.
Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the securities, it is possible that your securities could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards with Associated Contingent Coupons”, in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether the underlying equity issuer would be treated as a passive foreign investment company (“PFIC”) within the meaning of Section 1297 of the Code. If the underlying equity issuer were so treated, certain adverse U.S. federal income tax consequences might apply upon the taxable disposition of a security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by such entities and consult their tax advisors regarding the possible consequences to them if the underlying equity issuer is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument such as the securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently in excess of any receipt of contingent payments and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance and potential impact of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the securities.
Non-U.S. Holders. The U.S. federal income tax treatment of the contingent payments is unclear. Subject to Section 871(m) of the Code and FATCA, as discussed below, our special U.S. tax counsel is of the opinion that contingent payments paid to a non-U.S. holder that provides us (and/or the applicable withholding agent)

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with a fully completed and validly executed applicable IRS Form W-8 should not be subject to U.S. withholding tax and we do not intend to withhold any tax on contingent payments. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold up to 30% on such payments (subject to reduction or elimination of such withholding tax pursuant to an applicable income tax treaty). We will not pay any additional amounts in respect of such withholding. Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied, or (iii) the non-U.S. holder has certain other present or former connections with the U.S.
If the securities are physically settled by delivery to you of a number of shares of the underlying equity equal to the exchange ratio, you may suffer adverse U.S. federal income tax consequences if you hold such shares and may also suffer adverse non-U.S. tax consequences. You should carefully review the potential tax consequences that are set forth in information filed with the SEC or another governmental authority by the underlying equity issuer and consult your tax advisor concerning the application of U.S. federal income tax laws (or the laws of any other taxing jurisdiction) to your beneficial ownership of any shares of the underlying equity received at maturity.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2023.
Based on our determination that the securities are not “delta-one” with respect to the underlying equity, our special U.S. tax counsel is of the opinion that the securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations made on the date the terms of the securities are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the underlying equity or your securities, and following such occurrence your securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the securities under these rules if you enter, or have entered, into certain other transactions in respect of the underlying equity or the securities. If you enter, or have entered, into other transactions in respect of the underlying equity or the securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your securities in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the securities.
Foreign Account Tax Compliance Act. Legislation commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”) generally imposes a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements have been satisfied. An intergovernmental agreement between the U.S. and the non-U.S. entity’s jurisdiction may modify these requirements. This legislation generally applies to certain financial instruments that are treated as paying U.S.-source interest or other U.S.-source “fixed or determinable annual or periodical” income (“FDAP income”). Withholding (if applicable) applies to payments of U.S.-source FDAP income but, pursuant to certain Treasury regulations and IRS

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guidance, does not apply to payments of gross proceeds on the disposition (including upon retirement) of financial instruments. As the treatment of the securities is unclear, it is possible that any contingent payment with respect to the securities could be subject to the FATCA rules. If withholding applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld. Both U.S. and non-U.S. holders should consult their tax advisors regarding the potential application of FATCA to the securities.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of securities similar to the securities purchased after the bill was enacted to accrue interest income over the term of such securities despite the fact that there may be no interest payments over the term of such securities.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your securities.
Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the securities and any shares of the underlying equity received arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of the underlying equity issuer).
Use of proceeds and hedging:	We will use the net proceeds we receive from the sale of the securities for the purposes we describe in the accompanying prospectus under “Use of Proceeds and Hedging.” We and/or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the securities as described below.
In connection with the sale of the securities, we and/or our affiliates may enter into hedging transactions involving the execution of long-term or short-term interest rate swaps, futures and option transactions or purchases and sales of securities before, on and after the strike date of the securities. From time to time, we and/or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In addition, we or one of our affiliates may enter into swap agreements or related hedging activities with the dealer or its affiliates.
We and/or our affiliates may acquire a long or short position in securities similar to the securities from time to time and may, in our or their sole discretion, hold or resell those securities.
The hedging activity discussed above may adversely affect the market value of the securities from time to time and payment on the securities, including any payment at maturity. See “Risk Factors” beginning on page 10 of this document for a discussion of these adverse effects.
Supplemental information regarding plan of distribution (conflicts of interest); secondary markets (if any):	Pursuant to the terms of a distribution agreement, UBS will agree to sell to UBS Securities LLC, and UBS Securities LLC will agree to purchase from UBS, the stated principal amount of the securities specified on the front cover of this document at the price to public less a fee of $2.00 per $1,000.00 stated principal amount of securities. UBS Securities LLC will agree to resell all of the securities to Morgan Stanley Wealth Management with an underwriting discount of $2.00 reflecting a fixed sales commission of $1.00 and a fixed structuring fee of $1.00 per $1,000.00 stated principal amount of securities that Morgan Stanley Wealth Management sells.
UBS, UBS Securities LLC or any other affiliate of UBS may use this document, the accompanying product supplement and the accompanying prospectus in a market-making transaction for any securities after their initial sale. In connection with the offering, UBS, UBS Securities LLC, any other affiliate of UBS or any other securities dealers may distribute this document, the accompanying product supplement and the accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this document, the accompanying product supplement and the accompanying prospectus are being used in a market-making transaction.
Conflicts of Interest — UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting discount) from the initial public offering of the securities and, thus creates an additional conflict of interest within the meaning of FINRA Rule 5121. UBS Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

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Principal at Risk Securities

UBS Securities LLC and its affiliates may offer to buy or sell the securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliate’s customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the securities immediately after the pricing date in the secondary market is expected to exceed the estimated initial value of the securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 weeks after the pricing date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates are not required to make a market for the securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the securities, see “Risk Factors — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 13 of this document.

Prohibition of sales to EEA & UK retail investors:	The securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2016/97, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”), for offering or selling the securities or otherwise making them available to retail investors in the EEA or the UK has been prepared and therefore offering or selling the securities or otherwise making them available to any retail investor in the EEA or the UK may be unlawful under the PRIIPs Regulation.

January 2021	Page 24

$n Buffered Contingent Income Auto-Callable Securities with Memory Coupon and Downside Leverage due February 1, 2022
Based on the Performance of the American depositary receipts of Bilibili Inc.
Principal at Risk Securities

You should rely only on the information incorporated by reference or provided in this preliminary pricing supplement, the accompanying product supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this preliminary pricing supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

Preliminary Pricing Supplement

Summary Terms	1
Additional Information about UBS and the Securities	2
Investment Summary	3
Key Investment Rationale	4
Investor Suitability	5
How the Securities Work	6
Hypothetical Examples	7
Risk Factors	10
Information about the Underlying Equity	17
Historical Information	18
Additional Information about the Securities	20

Product Supplement

Product Supplement Summary	PS-1
Specific Terms of Each Security Will Be Described in the Applicable Supplements	PS-1
The Securities are Part of a Series	PS-1
Denomination	PS-1
Coupons	PS-2
Early Redemption	PS-2
Payment at Maturity for the Securities	PS-3
Defined Terms Relating to Payment on the Securities	PS-3
Valuation Dates	PS-5
Valuation Periods	PS-6
Payment Dates	PS-6
Closing Level	PS-6
Intraday Level	PS-7
What are the Tax Consequences of the Securities?	PS-7
Risk Factors	PS-9
General Terms of the Securities	PS-23
Use of Proceeds and Hedging	PS-46
Material U.S. Federal Income Tax Consequences	PS-47
Certain ERISA Considerations	PS-69
Supplemental Plan of Distribution (Conflicts of Interest)	PS-70

Prospectus
Introduction	1
Cautionary Note Regarding Forward-Looking Statements	3
Incorporation of Information About UBS AG	5
Where You Can Find More Information	6
Presentation of Financial Information	7
Limitations on Enforcement of U.S. Laws Against UBS, Its Management and Others	7
UBS	8
Swiss Regulatory Powers	11
Use of Proceeds	12
Description of Debt Securities We May Offer	13
Description of Warrants We May Offer	33
Legal Ownership and Book-Entry Issuance	48
Considerations Relating to Indexed Securities	53
Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency	56
U.S. Tax Considerations	59
Tax Considerations Under the Laws of Switzerland	70
Benefit Plan Investor Considerations	72
Plan of Distribution	74
Conflicts of Interest	75
Validity of the Securities	76
Experts	76

$•
UBS AG
Buffered Contingent Income Auto-
Callable Securities with Memory Coupon
and Downside Leverage
due February 1, 2022

Preliminary Pricing Supplement dated January 27, 2021
(To Product Supplement dated November 6, 2020
and Prospectus dated October 31, 2018)

UBS Investment Bank
UBS Securities LLC

January 2021	Page 25